Exhibit 10.9

DRAFT
LIFELOCK, INC.
NONEMPLOYEE DIRECTOR RESTRICTED STOCK UNITS
DEFERRAL ELECTION FORM

Your election on this form will confirm whether you want to defer payment of any vested shares issuable to you from the restricted stock units that are expected to be granted to you on May 5, 2016 (the date of the 2016 Annual Meeting), under the 2012 Incentive Compensation Plan (the “2016 RSUs”). Please complete and return this form no later than May 4, 2016.

The 2016 RSUs will be scheduled to vest in four equal quarterly installments over the first year after the grant date, subject in each case to your continued service on the Board through each vesting date. Please refer to the award agreement for your 2016 RSUs for full details on the vesting schedule.

Please complete and return this form even if you do not want to defer your 2016 RSUs.
Tax Treatment: Vested RSUs typically are paid to you shortly after vesting and you must recognize ordinary taxable income at that time. However, beginning with the 2016 RSU grants, we are providing nonemployee directors the ability to defer the settlement of their RSUs until the earlier of a date selected by the director or the director’s cessation of service on the Board (and as a service provider to LifeLock in general). If you elect to defer your 2016 RSUs, any vested shares will be paid to you and be taxable as ordinary income in the year in which you select or in which you cease to be a Board member (as the case may be). Self-employment taxes (Social Security and Medicare) also will be owed in the year in which the shares are paid to you.
Share Ownership Guidelines: RSUs that you elect to defer will be counted as “owned shares” (once the RSUs have vested) for purposes of meeting the LifeLock stock ownership guidelines for nonemployee directors that recently were adopted or that are expected to be adopted shortly.

(Please Print)

Nonemployee Director Name: ____________________

Important: Deadline for Completion and Submission of Form: For tax reasons, this form must be completed and returned ON OR BEFORE May 4, 2016. If a properly completed deferral election form is not received by that date, deferral of your 2016 RSUs cannot be permitted under IRS rules. Please return the completed form to Liza Keenan at liza.keenan@lifelock.com.

Important: Once you make your elections on this form, they are irrevocable.

A.    Deferral Election. (Choose only one.)

_____ I elect to defer 100% of my 2016 RSUs. I understand that my vested shares of LifeLock stock (if any) from my 2016 RSUs will be paid to me in a single lump sum at the time elected by me in Section B, below and as described in Payment Terms and Conditions.

_____ I elect NOT to defer my 2016 RSUs. Please pay any vested shares from my 2016 RSUs to me in accordance with the one-year vesting schedule and payment timing stated in the Agreement for the 2016 RSUs.

B.    Timing of Payment. (Choose only one.)

I elect to have my all of my vested shares (if any) from the 2016 RSUs paid to me at the following time:

_____ My termination of service from the Board and from LifeLock

_____ A specific fixed date, namely: _______________ (example: June 1, 2017)

Payment Terms and Conditions: If you elect to defer receipt of your vested shares (if any), payment usually will be made within 30 days after the date you elected above, subject to the rules of this paragraph. If you elected a fixed date and you leave the Board before that date, your vested shares (if any) will be paid to you within 30 days after you leave the Board. If you continue in service with LifeLock as an employee or consultant following your departure from the Board, your vested shares instead will paid to you within 30 days after you cease to be a service provider to LifeLock (that is, when you have a “separation of service” from LifeLock under Internal Revenue Code Section 409A). In no event will your vested shares be paid to you later than March 15 of the calendar year after the calendar year in which you separate from service with LifeLock except that, if required in order to avoid you having to pay extra income taxes under Internal Revenue Code Section 409A, LifeLock will delay your payment until 6 months and one day after your separation from service. Even if you elect to defer your 2016 RSUs, the occurrence of a change in control of LifeLock (as defined in the 2012 Incentive Compensation Plan) will accelerate the payment any vested shares to you as provided in the Agreement for the 2016 RSUs.
III.    PARTICIPANT SIGNATURE

1.	My signature below confirms that I authorize implementation of the above instructions. I understand that the deferral elections that I have made pursuant to this form are irrevocable.

2.
I understand that, under current U.S. federal tax law, any 2016 RSUs that I defer through my election on this form will result in taxable ordinary income in the year that any vested shares are paid to me. I also understand that I generally will owe self-employment (Social Security and Medicare) taxes at the time I recognize such income. If LifeLock determines that it is required to withhold for any taxes before the date of the deferred payout, I agree that, if I do not make other arrangements that are satisfactory to the Committee under the 2012 Incentive Compensation Plan, LifeLock will withhold from the shares due to me. I also understand that, upon receipt of any deferred shares, in addition to federal taxes, I may owe taxes to (among others) the state where I (a) resided at the time of making this election and, if different, (b)  where I reside when I receive the deferred shares. I understand that I should seek advice from a professional tax advisor before making an election to defer the delivery of vested shares.

3.
I understand that LifeLock may (but is not required to) change or cancel my election as it deems necessary or appropriate to comply with applicable laws, including (for example) as necessary to avoid my having to pay extra income taxes under Section 409A of the Internal Revenue Code.

4.
I understand that LifeLock is not obligated to segregate any assets in a trust or otherwise set any assets aside for me. With respect to any 2016 RSUs that I defer, I understand that I will be only a general, unsecured creditor of LifeLock.

Signed:         Date: ___________, 2016